Exhibit 10.6

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is made the 9th day of May, 2021 (the “Execution Date”) by and among Yosef Yafe (“Yafe”), a shareholder of POINT OF CARE NANO-TECHNOLOGY, INC, a Nevada corporation (“PCNT”), and Ayman Elsalhya (“Elsalhya”), a former director of PCNT, and, solely with respect to Section 3 of this Agreement, PCNT (each, as the case may be, a “Party” and collectively the “Parties”).

WITNESSETH:

Whereas, a custodial action was initiated in Nevada for the appointment of a Custodian to manage the affairs of POINT OF CARE NANO-TECHNOLOGY, INC., (In the Matter of the Petition of POINT OF CARE NANO-TECHNOLOGY, INC, Case No. A-19-807727-P) (the “Action”);

Whereas, Yafe is the current appointed Custodian of PCNT pursuant to an Order of the Court entered on February 17, 2021. Pursuant to said Order, Yafe was ordered to take several actions, which included: (1) to comply with NRS 78.18 and reinstate PCNT, (2) to notice a meeting of stockholders, and (3) to provide a status report to the Court every one-hundred twenty (120) days. Yafe has been in contact with the transfer agent, VStock Transfer, LLC (“V Stock”), and has made payment arrangements to obtain the current list of shareholders to notice a meeting of stockholders and provide additional reports to the Court.

Whereas, in lieu of pursuing costly litigation, Yafe and Elsalhya have agreed to settle this matter whereby Elsalhya will work to reinstate PCNT, bring it into compliance with regulatory rules and requirements, including reinstating the company in Nevada, updating PCNT’s public filings and holding an annual meeting of shareholders;

Whereas, the Parties now desire to resolve all disputes existing between them upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, releases, and payments provided for herein, the Parties hereto agree as follows:

The recitals set forth above contain material terms of this Agreement and re incorporated herein.

1.       Obligations Among the Parties. By the Parties executing this Agreement and in consideration of the release set forth below, Elsalhya agrees to pay to Yafe the amount of $11,500.00 USD towards his costs and expenses in bringing the custodial Action (the “Settlement Amount”), no later than two (2) days after execution of this Agreement via wire transfer to Yafe’s counsel. In addition, Elsalhya agrees to pay the remaining $ 13,565 owed to V Stock to bring the account current, and then any ongoing charges, and shall indemnify Yafe for any all fees owed to date or agreed to be paid by Yafe, as Custodian, to V Stock no later than two (2) days after execution of this Agreement; provided that the total fees owed to date or agreed to be paid by Yafe to V Stock shall not exceed $15,000.

2.       Yafe agrees that within two (2) days of receiving the Settlement Amount, file a voluntary dismissal of the Action with the Court.

3.       Mutual Release, Confidentiality, and Non-Disparagement.

a.	In consideration of the agreements and mutual promises made herein, Yafe, on the one hand, and each of Elsalhya and PCNT, on the other hand, hereby mutually release and forever discharge each other from any and all actions, suits, liens, claims, controversies, disputes, causes of action, expenses and compensation of any kind or nature without limitation, attorney’s fees and costs, which the Parties may have had or claim to have had, or now have or claim to have, or hereafter may have or assert to have, on account of, or by reason of, or in any way growing out of or, directly or indirectly, whether known or unknown, suspected or unsuspected, resulting from or by reason of the facts, theories and causes of action in connection with the Action, arising prior to the date hereof (“Released Claims “), other than the parties’ respective obligations under this Agreement and the other agreements contemplated hereby. The parties represent that no portion of any Released Claims has been assigned or transferred by subrogation or otherwise to any other person, firm, or entity. As Elsalhya has agreed to reinstate PCNT in Nevada and to update PCNT’s public filings, Yafe agrees not to seek to bring a renewed custodial action for a reasonable period of time. If PCNT is not reinstated as to the Nevada Secretary of State within 90 days, it will be presumptively reasonable to bring a renewed custodial action. If PCNT’s public filings are not renewed and brought current within nine months, it will be presumptively reasonable to bring a renewed custodial action, unless prior written notice is received setting forth the cause for why the public filings are not renewed, in which case the time for presumptive reasonableness shall be extended by not more than a further three months. If in fact, Yafe brings a renewed custodial action prior to the presumptive reasonable time period set forth herein, Yafe agrees to reimburse Elsalhya for the $11,500 Settlement Amount paid to Yafe pursuant to this Agreement, unless good cause is shown by a preponderance of the evidence why the action could not be delayed.

b.	The Parties and their agents agree to keep confidential and not disclose to any third party the terms and conditions of this Agreement, the existence of this Agreement, or any of the negotiations and discussions that preceded its making, except as follows in which cases the Parties will nevertheless use their best efforts to seek confidential treatment by any receiving party: (i) as is necessary to dismiss the Action; (ii) as is necessary to effectuate any term or provision of the settlement, including any subsequent litigation to enforce the settlement, except that both Parties shall take all reasonable steps to maintain the confidentiality of this information including filing documents under seal and entry of appropriate protective orders; (iii) to either Party’s insurers, as necessary to pursue insurance claims; (iv) to a Party’s accountants or lawyers; and (v) as required by law or court order upon notice to the other Party sufficiently in advance of such disclosure to permit it to seek a protective order. All Parties acknowledge that the confidentiality obligations set forth herein are material considerations for each of the other Party’s agreement to enter into this Agreement, that each of the other Parties would not have entered into this Agreement without such confidentiality obligations, and that any breach of the confidentiality obligations would be a material breach of this Agreement. This prohibition shall not apply to public, private or other statements, publications or filings which state the intent of this agreement is to bring PCNT in compliance with all regulatory, statutory and other requirements and resume trading and operations, to reinstate the company in Nevada, update PCNT’s public filings, and updating shareholders to PCNT’s future plans or similar statements or statements regarding Yafe’s actions in pursuing the custodianship or the basis for its dismissal.

c.	The Parties, as well as their respective officers, directors, and principals shall not directly or indirectly falsely disparage each other in any written or oral communication to any person or entity, including via electronic mail or electronic communication, on the Internet, through a website, bulletin board, posting, blog, or otherwise. Should it be determined pursuant to the dispute resolution provisions of this agreement that either party has violated this provision, either party may seek injunctive relief.

4.       No Admission of Liability. No party admits any default, error, liability, or wrongdoing by entering into this Agreement. Neither shall any party hereto portray this Agreement or any act taken under or in connection with it as an explicit or implicit statement or admission of the strength or weakness of any position taken by any party. Instead, the Parties enter into this Agreement to constructively resolve disputes between them and to avoid litigation.

5.       No Oral Modifications. This Agreement sets forth the entire agreement between the Parties and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof and may not be changed or terminated orally. The Parties represent that in entering this Agreement they do not rely on any statement or fact not set forth herein.

6.       Governing Law, Remedies, Venue and Jurisdiction. This Settlement Agreement shall be governed exclusively by the Laws of the State of Nevada, and any actions, claims or proceedings shall be subject to the exclusive venue and jurisdiction of the state and Federal Courts in Clark County, Nevada. The Parties hereby waive any right to a jury trial. In the event of a default by either Party, the other Party’s sole remedy shall be to enforce the terms of this Settlement Agreement. In the event a Party to this Settlement Agreement must institute suit or a cause of action to enforce the terms of this Settlement Agreement, the prevailing party will be entitled to fees and costs, including reasonable attorney’s fees. Nothing herein shall prevent either Party from seeking injunctive relief for breach of Section 2(b) and (c) hereof.

7.       Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and delivered via overnight courier. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given as of the next business day. Such notices shall be addressed to the intended recipient(s) as follows:

If to Yafe.:	c/o Kimberly P. Stein, Esq. Flangas Law Group 3275 S. Jones Blvd., Suite 105 Las Vegas, NV 89146

If to the Elsalhya:	Lou Bevilacqua Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036

8.       No Representations. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

9.       Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

10.       Entire Agreement. This Agreement represents the entire agreement and understanding between the Parties concerning the matters set forth herein and supersedes and replaces any and all prior agreements and understandings concerning the Agreements.

11.       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors, assigns, distributees, heirs, and grantees of any revocable trusts of a Party. No Party may assign either this Agreement or any of its or his or her rights, interests, or obligations hereunder without the prior written approval of the other Parties.

12.       No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

13.       Headings and Counterparts. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Facsimile and photocopies of this Agreement shall have the same effect as originals.

14.       Waivers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence and all waivers must be in writing, signed by the waiving Party, to be effective.

15.       Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a)	They have read this Agreement;

(b)	They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)	They understand the terms and consequences of this Agreement and of the releases it contains;

(d)	They are fully aware of the legal and binding effect of this Agreement; and

(e)	Each signatory to this Agreement below represents that he/she has the requisite authority and has been duly authorized by his/her respective corporation to execute this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Yosef Yafe

By: /s/ Yosef Yafe

Ayman Elsalhya	Regarding Section 3 herein, POINT OF CARE NANO-TECHNOLOGY, INC.

By: /s/ Ayman Elsalhya	By: /s/ Nicholas DeVito
Name: Nicholas DeVito
Title: CEO